Exhibit 99

PSB Holdings, Inc.

News Release

September 23, 2005
FOR IMMEDIATE RELEASE
Contact: Robert G. Cocks, Jr., President and Chief Executive Officer, PSB Holdings, Inc.
Telephone: (860) 928-6501

PSB HOLDINGS, INC. ANNOUNCES

FOURTH CONSECUTIVE QUARTERLY  DIVIDEND

PUTNAM, CT – September 23, 2005 - Robert G. Cocks, Jr., President and Chief Executive Officer of PSB Holdings, Inc., today announced that the Company has declared a quarterly cash dividend of $.05 per share of the Company’s common stock. The dividend reflects an annual cash dividend rate of $.20 per share. The dividend will be payable to stockholders of record as of October 5, 2005, and will be paid on October 20, 2005.

“We are extremely pleased to be to be able to offer our investors this fourth consecutive quarterly dividend,” said Bob Cocks, President and Chief Executive Officer.  “We are looking forward to our first annual shareholders meeting on Friday, October 21, 2005.”

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 53.7% percent of the Company’s outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of dividends paid on its shares of the Company.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its four full-service offices located in Putnam, Pomfret Center, Danielson and Plainfield, Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. The Bank’s deposits are insured by the Federal Deposit Insurance

Corporation. PSB Holdings Inc.’s common stock trades on the NASDAQ Stock Market under the symbol PSBH.

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